UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

ECOTALITY, INC.

(Exact name of registrant as specified in its charter)

Nevada	68-0515422
(State or other jurisdiction of	(IRS Employer Identification No.)
incorporation or organization)

Four Embarcadero Center, Suite 3720
San Francisco, California	94111
(Address of Principal Executive Offices)	(Zip Code)

Ecotality, Inc.  2007 EQUITY INCENTIVE PLAN
(Full title of the plan)

Jonathan R. Read
Chief Executive Officer
ECOtality, Inc.
Four Embarcadero Center, Suite 3720
San Francisco, California 94111
 (Name and address of agent for service)

(415) 992-3000

(Telephone number, including area code, of agent for service)

Copies to:
Samuel C. Dibble, Esq.
Farella Braun + Martel LLP
235 Montgomery Street
San Francisco, California 94104
(415) 954-4400
(415) 954-4480 (fax)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☑

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)		Proposed maximum offering price per share		Proposed maximum aggregate offering Price	Amount of Registration Fee

Common Stock, par value$0.001 per share	48,099 shares	(2)	$1.94	(3)	$93,312	$10.83

(1)
This Registration Statement covers, in addition to the number of shares of the common stock, par value $0.001 per share (“Common Stock”), of ECOtality, Inc. (the “Registrant”) stated above, options and other rights to purchase or acquire the shares of Common Stock covered by this Registration Statement and, pursuant to Rules 416(a) and 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), any additional shares of the Registrant’s Common Stock that become issuable upon exercise of options granted under the ECOtality, Inc. 2007 Equity Incentive Plan (the “Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the Registrant’s outstanding shares of Common Stock.

(2)
Represents 48,099 additional shares of Common Stock issuable upon the exercise of outstanding stock options and shares reserved for future issuance under the Plan.  A Registration Statement on Form S-8 has been filed previously on September 20, 2011 (File No. 333-176931) covering 63,248 shares of Common Stock issuable upon the exercise of outstanding stock options and shares reserved for future issuance under the Plan.

(3)
Estimated solely for purposes of calculating the registration fee in accordance with Rules 457(c) and (h) under the Securities Act, using the average of the high and low price as reported on the Nasdaq Capital Market on September 22, 2011, which was $1.94 per share.

EXPLANATORY NOTE

This Registration Statement relates to an additional 48,099 shares of common stock, par value $0.001 per share, of ECOtality, Inc. (the “Registrant”) that may be issued under the ECOtality, Inc. 2007 Equity Incentive Plan (the “Plan”).  This Registration Statement is being filed for the purpose of increasing the number of securities of the same class as other securities for which a Registration Statement on Form S-8 relating to the Plan is effective.

The Registrant’s Registration Statement on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) on September 20, 2011 (File No. 333-176931) is hereby incorporated by reference.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

     The following documents filed by the Registrant with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference in this Registration Statement:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, filed with the Commission on April 15, 2011;

(b)	The Registrant’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2011 and June 30, 2011, filed with the Commission on May 23, 2011 and August 15, 2011, respectively;

(c)	The Registrant’s Current Reports on Form 8-K filed with the Commission on January 10, 2011, January 18, 2011, February 10, 2011, June 28, 2011, July 8, 2011 and September 2, 2011; and

(d)	The description of the Registrant’s securities as contained in the Registrant’s Registration Statement on Form 8-A, as filed with the Commission on May 14, 2010.

     In addition, all documents subsequently filed with the Commission by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered herein have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such document.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document, which also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 8.	Exhibits.

For a list of all exhibits filed or included as part of this Registration Statement, see “Index to Exhibits” at the end of this Registration Statement.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on this 23rd day of September, 2011.

ECOTALITY, INC.

By:	/s/ JONATHAN R. READ
Name: Jonathan R. Read
Title: President, Chief Executive Officer and Director
(Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons, in the capacities indicated, on September 23, 2011.

Signature	Title

/s/ Jonathan R. Read	President, Chief Executive Officer and Director
Jonathan R. Read	(Principal Executive Officer)

/s/ H. Ravi Brar	Chief Financial Officer
H. Ravi Brar	(Principal Financial Officer and Principal Accounting Officer)

/s/ Dave Kuzma	Director
Dave Kuzma

/s/ Daryl Magana	Director
Daryl Magana

/s/ Enrique Santacana	Director
Enrique Santacana

/s/ Andrew Tang	Director
Andrew Tang

/s/ Carlton Johnson	Director
Carlton Johnson

INDEX TO EXHIBITS

Exhibit	Description

4.1	Ecotality, Inc. 2007 Equity Incentive Plan (incorporated by reference to Exhibit 4.1 on Form S-8 filed with the Commission on September 20, 2011)

5.1	Opinion of Farella Braun + Martel LLP

23.1	Consent of Weaver & Martin LLC

23.2	Consent of McGladrey & Pullen, LLP

23.3	Consent of Farella Braun + Martel LLP (included in Exhibit 5.1)